SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
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☐ Soliciting Material Under Rule 14a-12

CAPITAL ONE FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Possible solicitation pieces to be used in connection with Capital One’s 2004 Annual Stockholders Meeting.

April 13, 2004

Dear Institutional Stockholder,

By now you have received the proxy materials for our upcoming annual meeting of stockholders scheduled for April 29, 2004 in McLean, Virginia. This year, the Board of Directors is asking you to support a proposal critical to the continued success of your company: approval of a new 2004 Stock Incentive Plan.

Capital One’s success is a testament to the talent and dedication of our people. The 2004 Stock Incentive Plan will enhance our ability to engage and motivate executives of the highest caliber through a compensation package that is competitive and flexible, with a significant equity component that aligns our interests with fellow stockholders.

Capital One is currently able to issue equity awards under existing plans described in our proxy statement. These include the 1994 Stock Incentive Plan, the 1995 Directors Plan, the 1999 Stock Incentive Plan, the 1999 Directors Plan, the 2002 Non-Executive Officers Stock Incentive Plan, and the 2002 Associate Stock Purchase Plan.

If the 2004 Stock Incentive Plan is approved, we will cancel the 1994 Stock Incentive Plan, the 1999 Stock Incentive Plan, and the 2002 Non-Executive Officers Stock Incentive Plan. This will result in a reduction of approximately 3.2 million shares, or 1.35% of outstanding shares.

Through the 2004 Stock Incentive Plan, Capital One is requesting approval for 8,000,000 shares, or 3.36% of outstanding shares. We anticipate that this allocation will be sufficient for awards through December 31, 2005. The new plan will also allow the Company to use a broad range of equity instruments including stock options, restricted stock, restricted stock units, and stock appreciation rights, all designed to further our strong history of pay-for-performance.

As an additional point of context, in 2003 Capital One began expensing all stock-based compensation, including stock options, and will continue to do so going forward.

The 2004 Stock Incentive Plan includes the following features:

•	Lower Authorization

The 8,000,000 shares requested are significantly fewer than in prior plans. We estimate this allocation represents two years’ worth of grants. This means shareholders will continue to have an active voice in decisions regarding the use of equity compensation at Capital One.

•	Limits on Restricted Stock Vesting

A minimum vesting period of three years (one year, if performance based) will be placed on Restricted Stock and Restricted Stock Unit (RSU) grants, with a five percent cap (of the 8,000,000 shares) on any grants in which vesting varies from these parameters.

•	No Re-pricing

The 2004 Stock Incentive Plan explicitly prohibits the re-pricing of stock options without the prior approval of our stockholders. Please note Capital One has never re-priced stock options.

•	No Reloads

Any stock options granted under the 2004 Stock Incentive Plan will not have a reload feature. However, we will grant reload options as necessary to honor our obligations to holders of option grants from prior plans that contain a reload feature. These reload options will not count against the 8,000,000 shares under the Plan.

•	No Discounted Options

Stock option grants from the 2004 Stock Incentive Plan will not be discounted. The minimum exercise price will be no less than the fair market value of the underlying stock on the date of the grant.

Capital One is also sensitive to investor concerns about overhang and potential stock dilution. Through judicious use of equity grants and increased option exercises due to strong stock price performance, we have improved our situation significantly. However, while addressing the issue we must also consider the context. Our level of potential dilution exists primarily because equity has been an extremely effective retention and incentive tool. Our senior executives, in particular, have historically held stock options well into their lifecycle, aligning their interests closely with those of our shareholders.

In addition, you may be aware that many of our prior grants have included strong performance features. These have typically been awarded when executives—myself included—agree to forego all or a significant portion of traditional cash compensation. Proportionally, these grants have required a somewhat larger number of shares due to the highly contingent nature of the award. Capital One will continue to actively manage the impact of equity grants on dilution while using equity compensation as a vital part of our performance-based culture.

As Capital One looks to our 10th consecutive year of superior performance, the Company needs your support to attract and retain the best talent possible. I believe the 2004 Stock Incentive Plan represents a fair and reasonable approach to the important issue of equity compensation. The Board of Directors has recommended a vote “FOR” the proposal, and I am asking for your support and welcome your input.

Thank you for your interest in Capital One.

Sincerely,

Richard D. Fairbank

Chairman of the Board and Chief Executive Officer

April 13, 2004

Dear Fellow Stockholder:

We previously sent you proxy material for Capital One’s annual stockholder meeting to be held on April 29, 2004. The Board of Directors recommends that stockholders vote FOR Items 1, 2 and 3.

Your vote is important, no matter how many shares you own. To make sure that your shares are represented at the meeting, please vote today by telephone, via the Internet, or by signing and returning the enclosed form of proxy in the envelope provided.

Thank you for participating—we appreciate your support.

Very truly yours,

Richard D. Fairbank

Chairman of the Board and Chief Executive Officer

IMPORTANT NOTE

Please follow the easy instructions on the enclosed form of proxy to vote by telephone or via the Internet.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor, Innisfree M&A Incorporated:

TOLL-FREE: (888) 750-5834

Or Collect: (646) 822-7410